Exhibit 11
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectuses and Statement of Additional Information in Post-Effective Amendment No. 63 to the Registration Statement on Form N-1A of Fidelity Advisor Series IV:
Fidelity Advisor Intermediate Bond Fund (formerly Fidelity Advisor Limited Term Bond Fund) of our report dated January 15, 1997 on the financial statements and financial highlights included in the November 30, 1996 Annual Report to Shareholders of Fidelity Advisor Intermediate Bond Fund. We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statement of Additional Information.
              /s/ COOPERS & LYBRAND L.L.P.
        COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
June 27, 1997